As Filed with the Securities and Exchange Commission on September 24, 2001
                                                  Registration No.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                -----------------
                             GENESISINTERMEDIA, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                         95-4710370
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                       Identification Number)

                         5805 Sepulveda Blvd., 8th Floor
                           Van Nuys, California 91411
                                 (818) 902-4300
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               Ramy Y. El-Batrawi
                             GenesisIntermedia, Inc.
                         5805 Sepulveda Blvd., 8th Floor
                           Van Nuys, California 91411
                                 (818) 902-4300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                -----------------
                                    Copy to:

                              Michel S. Tamer, Esq.
                         5805 Sepulveda Blvd., 8th Floor
                           Van Nuys, California 91411
                                 (818) 902-4313


     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                -----------------
                         CALCULATION OF REGISTRATION FEE

======================================== =================== ==================== ==================== ====================
                                                              Proposed Maximum     Proposed Maximum
                                            Amount to be       Aggregate Price    Aggregate Offering        Amount of
   Title of Shares to be Registered          Registered         per Share(1)           Price(1)         Registration Fee
---------------------------------------- ------------------- -------------------- -------------------- --------------------
Common Stock, par value $.001 per share      6,467,740              $9.08             $58,727,079            $14,682
======================================== =================== ==================== ==================== ====================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of common stock of $ 9.08 on September 21, 2001, as reported by the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated September 24, 2001)

                                6,467,740 SHARES

                             GENESISINTERMEDIA, INC.

                                  COMMON STOCK


     The shares of common stock of GenesisIntermedia, Inc. covered by this prospectus may be sold from time to time by the stockholders specified in this prospectus or their pledgees, donees, transferees or other successors in interest. This prospectus relates to:

     o    6,467,740 shares, of which:

          o 1,500,000 are shares which may in the future be issued to Riverdale LLC upon the exercise of options held by Riverdale LLC;

          o 4,000,000 are shares which may in the future be issued to Riverdale LLC upon the exercise of outstanding warrants held issued by Genesis;

          o 967,740 are shares of outstanding common stock held by Viacom Outdoor, Inc.; and

     o a presently indeterminate number of additional shares that may be issuable upon stock splits, stock dividends, recapitalizations or other similar transactions, in accordance with Rule 416 under the Securities Act of 1933.

     The number of shares as to which this prospectus relates is based on the outstanding shares of common stock and the exercise of warrants and options at the current applicable exercise rate. Additionally, the number of shares of common stock issuable upon exercise of the warrants and options held by Riverdale LLC listed in this prospectus are a maximum number as of the date of this prospectus. On March 21, 2001, we effected a three-for-one stock split in the form of a dividend to our stockholders. All share numbers used in this prospectus reflect this stock split.

     The common stock is listed on the Nasdaq National Market under the symbol "GENI", on the Pacific Exchange under the symbol "GNS," and on the Frankfurt Stock Exchange under the symbol "GIA." On September 21, 2001, the last sale price of the common stock on the Nasdaq National Market was $9.08 per share.

     Our principal executive offices are located at 5805 Sepulveda Boulevard, 8th Floor, Van Nuys, CA 91411, and our telephone number is (818) 902-4100. Our website is located at http:\\www.genesisintermedia.com. Information contained in our website is not a part of this prospectus.

                          ----------------------------

     An investment in the shares offered in this prospectus entails a high degree of risk. See "Risk Factors" beginning on page 4 for information that should be considered by prospective investors.

                          ----------------------------

     Neither the Securities and Exchange Commission nor or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          ----------------------------



               The date of this prospectus is September __, 2001.

                                   THE COMPANY

     GenesisIntermedia, Inc. uses its core competencies to develop technologies and technology-related companies to market and sell products and services in strategically identified market segments. We own distinct marketing channels, and through CENTERLINQ, are a leading provider of public Internet access portals in shopping malls. We have been establishing an infrastructure to build, develop and nurture new companies and technologies, with an emphasis on matching traditional products, services and businesses with compatible technologies. We market our products and services, which we develop, license exclusively or distribute for third parties, utilizing traditional media, including network and cable television, radio, newspapers and magazines, as well as newer technologies, including the Internet and our CENTERLINQ network. As we have done with CENTERLINQ, we leverage our strength in operations, marketing and the deployment of traditional and new media to advance new and innovative technologies within strategically identified market segments.

     Historically, our operation has consisted of the marketing, advertising and sales of our own products and those of our clients utilizing traditional marketing channels. While we continue to utilize conventional media to fulfill our marketing needs and those of our clients, our focus more recently has been on investing in and bringing to market innovative technology-based concepts that center around use of emerging technologies, including the Internet.

     We intend to continue to search for market segments in which we believe marketing and technology strategies can be applied to leverage growth and efficiency. As we identify these segments, we intend to develop, acquire or otherwise apply technologies or our marketing capabilities to achieve growth and increased market share. We may do this through the acquisition of businesses, as we have done with CarRental Direct.com, Inc., through services agreements where we make our technologies and marketing available to third parties or for our own products, as we do with Men are From Mars, Woman are From Venus products, or through the development of new technologies to create new market opportunities, as we have done with CENTERLINQ.

     CENTERLINQ is an integration of equipment and software that creates an attractive physical presence in retail malls, allowing for interactive advertising and retailing. CENTERLINQ is also accessible through the Internet at www.CENTERLINQ.com. Advertising displayed on large screen monitors on and adjacent to the public access kiosks enhances network usage and revenues. We have invested heavily to support the operational needs of CENTERLINQ and to attain a leadership position as a network of public Internet portals.

     At August 1, 2001, CENTERLINQ was deployed and operating in 33 shopping malls across the United States. Traffic at these malls could enable CENTERLINQ to create up to approximately 46 million impressions per month. We foresee CENTERLINQ network expansion in additional malls through North America, and we have actively begin to pursue expansion in Europe, Asia and Latin America.

     Even though we are entering emerging markets and have begun to generate revenue from CENTERLINQ, we continue to rely on marketing production for a substantial part of our revenues. Proprietary products sold by us through integrated marketing capabilities including audio and video tapes and companion material productions based on the book Men Are From Mars, Women Are From Venus, by John M. Gray, Ph.D., and other new products we have recently acquired. We expect that revenue from the marketing products will continue to account for a major percentage of our revenues in the foreseeable future but, while revenues are expected to rise, the overall percentage of revenues that can be attributed to the these marketing activities will decline as we make additional investments and acquisitions and generate additional growth from technology-related enterprises.

     Our CENTERLINQ experience has helped prove our model of how to apply technology and marketing development standards and resources to targeted industry segments to achieve an effective rollout of product. We believe our best opportunity to create and enhance long-term shareholder value will be our ability to identify targeted market segments, businesses and products where our marketing and technology capabilities can be a catalyst for rapid growth and market leadership. In addition to identifying businesses or products that may benefit by our marketing and technology capabilities, our acquisition candidates will include companies whose core competencies include the development of communications and information technologies, networking solutions, interactive concepts and a variety of other technologies that can be integrated to create new or significantly expand market opportunities.

     Our facilities and executive offices are located at 5805 Sepulveda Boulevard, 8th Floor, Van Nuys, California 91411, and our telephone number is
(818) 902-4100.

                                  RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Genesis' actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this prospectus and the documents incorporated in this prospectus. In evaluating our business, you should consider carefully the following factors in addition to the other information set forth or incorporated in this prospectus.

Because our revenues depend on a limited number of products and clients, we must retain our current products and clients or attract new ones

     Our revenues to date have been derived from a relatively small number of products and clients. If there is a significant reduction in product sales or if we lose one of our larger products, our business will be adversely impacted. In addition, a decrease in the marketing expenditures of our clients or the loss of a major client would also have an adverse affect on our business. In 2000, approximately 34% of our revenues came from the sale of one product. In addition, our products and the sales of media time are frequently based on oral agreements that may be terminated at any time. Our failure to diversify our product line and expand our client base could adversely affect our results of operations.

If our new products are not successful or if we are unable to continue to sell media time to third parties, our business will be adversely affected

     We only began to market new products that we acquired from third parties in 1998. Prior to that, in 1997, approximately 41% of our revenues were derived from media sales to a corporation that is owned by a majority stockholders of ours. In 1998, approximately 25% of our revenues were derived from media sales to this corporation. In addition, revenue from telemarketing for products owned by this client accounted for approximately 78% of our total telemarketing revenues in 1997 and approximately 90% in 1998. In 2000, none of our media sales and none of telemarketing revenues were derived from transactions with this client. We must begin to derive significant revenues from our new products and, to the extent we continue our media sales business, continue to make media sales to third parties for our business to succeed.

Recent expansion into new interactive multimedia markets has not yet generated significant revenue

     Since 1998, we have expanded our media offerings to include interactive multimedia technologies, including the Internet, and interactive kiosks through the CENTERLINQ network to businesses seeking to conduct electronic commerce. The expansion included the formation of our Centerlinq, Inc. subsidiary. However, revenue generated by this subsidiary has not been significant and capital investments to develop and deploy the CENTERLINQ network have been substantial. We expended approximately $7 million in 1999 and $17 million in 2000 on CENTERLINQ network development. We expect that we will continue to invest in the building of our infrastructure and expansion. As a result, we expect to experience losses in these areas in 2001.

Our ability to compete effectively will be adversely affected if our marketing channels and technologies do not gain acceptance

     We are developing multidisciplinary marketing that we believe will be competitive. This development includes choices about the marketing channels we employ and using the appropriate technology to exploit those channels. If our marketing channels are not successful or if we fail to effectively exploit those channels, our business will be adversely affected.

Our ability to expand our business will be significantly limited if we cannot obtain additional financing

     To accomplish our plans to expand CENTERLINQ and purchase new products and media time to advertise these products, we need substantial additional capital which we may not be able to obtain. We are currently negotiating with lenders to obtain additional financing, but this additional financing may not be available on terms that are favorable to us, or at all. If adequate funds are not available, or are not available on acceptable terms, our ability to implement our expansion plans will be significantly limited.

Reliance on external sales force

     Our strategy has been to concentrate on developing the infrastructure supporting CENTERLINQ and the technology needed to make the system work properly. Efforts are now under way to bolster the management team with marketing and sales personnel. We have placed significant reliance on our strategies and the effectiveness in selling advertising on the CENTERLINQ network. Should we fall short in our expectations or the timing in selling advertising be delayed, we could experience a significant decline in our projected CENTERLINQ operations.

Threat of mall owners sponsoring competing platforms

     The real estate community has been characterized by property owner consortiums and efforts by larger capitalization owners to sponsor their own e-commerce platforms. There is some risk that kiosk-based platforms will be offered by mall owners. The Simon Property Group and General Growth Properties have both announced intentions to sponsor such interactive advertising in their malls.

Ability to sign up additional malls

     We are pursuing to enter into lease contracts with mall owners for deployment of CENTERLINQ. There is no assurance that we will be successful in signing additional mall contracts or renewing our existing contracts on acceptable terms. Failure to enter into new contracts for deployment of CENTERLINQ on acceptable terms could negatively impact capital raising and could adversely affect or operating results.

Dependence on a small number of clients and products

     A relatively small number of clients and products have historically contributed significantly to our revenues. If there is a significant reduction in product sales or in a large client's marketing expenditures or the loss of one or more of our largest products or clients, and this is not replaced by new products or client accounts or an increase in business from existing products or clients, then this will have a significant adverse impact on us. However, because we intend to continue to rely on broad- or multi-market products like the Men Are From Mars products, it is possible that the dependence on revenues from a limited number of products will continue in the future. If we do not diversify our product lines and client base, we may put ourselves in a position of risk that the loss or under-performance of a single product or client may adversely affect us.

Our current business structure may not be successful in addressing quarterly fluctuations

     Our management believes that our business structure of offering multi-disciplinary marketing for our own and third parties' disparate products and services is unique. We believe the uniqueness of this structure, as well as the inherent uncertainty of forecasting product sales generally, will make quarterly forecasts difficult and quarterly results will fluctuate. These quarterly fluctuations and resulting deviations from forecast results may cause volatility in the price for the common stock that may not reflect long-term results or prospects. We expect these fluctuations to be exaggerated as we execute our acquisition strategy, which will involve direct expenses, as well as new product development and marketing expenses. The magnitude and timing of these expenses will vary. Integration of disparate products, services and distribution channels that are developed internally, acquired or contracted with third parties to market will also contribute to the unpredictability of quarterly results.

Acceptance of marketing channels and technologies are key to our ability to compete

     We are developing multi-disciplinary marketing that we believe will be competitive. This development includes choices about the right marketing channel--such as CENTERLINQ and its versatile kiosk system for deployment in regional shopping malls and other public access areas--and the right technology to exploit that channel--the Internet and the interface of the kiosks. A number of factors related to those choices may adversely affect competitiveness, including:

     o rapid technological changes that make these or future offerings obsolete;
     o changes in, or mistakes in gauging user and client requirements and preferences; and
     o frequent new product and service introductions by others or evolving industry standards and practices in emerging markets that may promote adoption of technologies other than those chosen by us.

The oral agreements on which much of our business relies are terminable at will

     We frequently market products on the basis of oral agreements that may be terminated by either party at any time, and there are no written contracts relating to the sale of media time to clients. Because of those terminable arrangements, any of our clients may discontinue utilizing their services at any time in the future.

Future expansion is dependent on raising additional capital

     We are currently negotiating to obtain additional financing for the expansion of CENTERLINQ. If the negotiations do not materialize and we are unable to obtain additional financing, the future expansion of CENTERLINQ will be slowed significantly and will adversely affect us.

     We are also seeking additional financing to expand our existing business to purchase new products and purchase media time to advertise for these products. If we are unable to obtain this financing, our ability to purchase media time to advertise our products will be significantly limited.

Future sales of our common stock by existing stockholders or sales by us to new investors could depress our stock price

     As of June 30, 2001, we had 22,252,830 shares of common stock outstanding, and approximately 3,623,842 additional shares of common stock were issuable upon the exercise of outstanding employee stock options, of which 2,077,486 were exercisable. All of the shares underlying those options have been registered for resale on the SEC's Form S-8. We are registering 6,467,740 shares of our common stock in the registration statement of which this prospectus is a part, 967,740 of which are currently outstanding restricted shares. All of the shares being registered in connection with this prospectus may be sold in the public market.

     Sales of a substantial number of shares of our common stock in the public market, or the perception that substantial sales might occur, could cause the market price of our stock to decrease significantly. This could also make it more difficult for us to raise capital by selling stock or use our stock as currency in acquisitions.

International expansion may result in new business risks

     If we expand internationally, this expansion could subject us to new business risks, including:

     o adapting to the differing business practices and laws in foreign commercial markets;
     o    difficulties in managing foreign operations;
     o    limited protection for intellectual property rights in some countries;
     o difficulty in accounts receivable collection and longer collection periods;
     o    costs of enforcement of contractual obligations;
     o    impact of recessions in economies outside the United States;
     o    currency exchange rate fluctuations; and
     o    potentially adverse tax consequences.

The sale of the shares registered in this offering will cause immediate dilution

     Assuming the exercise of all of the warrants and options, granted to Riverdale and no exercise by us for the options granted in our favor in connection with the Riverdale transaction, the sale of the shares registered in this offering, which represent approximately 25% of our total outstanding common stock, will have an immediate dilutive effect on the outstanding shares and may cause a downward pressure on the trading price of our common stock.

Market volatility may have an adverse effect on our stock price

     The trading price of our common stock has fluctuated widely in the past and, like most stocks, it will continue to fluctuate in the future. The price could fluctuate widely based on numerous factors, including:

     o    quarter-to-quarter variations in our operating results;
     o changes in analysts' estimates of our earnings or our competitors' earnings;
     o announcements by us or our competitors of technological innovations or new services;
     o    general conditions in the commercial real estate industry;
     o    developments or disputes concerning  copyrights or proprietary rights;
     o    regulatory developments; and o economic or other factors.

     In addition, in recent years, the stock market in general, and the shares of Internet-related and other technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies.

Our success depends on our ability to retain Ramy El-Batrawi and other key personnel

     We believe that the development of our business to date has been largely the result of the services of our chief executive officer, Ramy El-Batrawi. Although we are developing a management team, the loss of Mr. El-Batrawi's services would have a detrimental impact on the further development of business. Our success also depends on our ability to hire and retain other qualified employees. We may not be able to locate and hire those employees because of the intense competition in our industry for personnel with the requisite skills.

Stock ownership by executive officers and directors provides substantial influence over matters requiring a vote of stockholders

     Our executive officers and directors beneficially own a sufficient number of our outstanding common stock to exercise substantial influence over the election of directors and other matters requiring a vote of stockholders. This concentrated ownership might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including those described in "Risk Factors."

     When we use words like "believe," "expect," "anticipate" or similar words or terms, we are making forward-looking statements.

     You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

     We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. You should be aware that the occurrence of the events described under the heading "Risk Factors" and elsewhere in this prospectus could adversely affect our business, financial condition and operating results.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. If all of the warrants to purchase 4,000,000 of the shares of our common stock being offered by this prospectus were presently exercised for cash, we would receive $24,000,000 in cash proceeds from the sale of those shares to the selling stockholders. In connection with the grant of these 4,000,000 warrants to Riverdale LLC, our principal stockholders issued to us options to acquire 3,000,000 shares of our common stock held by them at exercise prices equaling 3,000,000 of Series IA and IC of the 4,000,000 warrants issued by us to Riverdale LLC. The aggregate exercise price to exercise these options is $20,000,000. We may use up to that amount of the proceeds of the exercise of the warrants to exercise some or all of those 3,000,000 options. If all of the options to purchase 1,500,000 shares of our common stock presently held by Mr. El-Batrawi and being offered by this prospectus were presently exercised for cash, Ramy El-Batrawi, our chairman and chief executive officer, would receive $4,000,000 in cash proceeds from the sale of those shares to Riverdale LLC. Any net proceeds we receive upon exercise of the warrants and that are not used to exercise options as discussed above will be used for working capital and other general corporate purposes. If the warrants are exercised through warrant conversion, "cashless exercise" or through the surrender of other shares of stock, the cash proceeds will be reduced.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of August 1, 2001, certain information regarding the beneficial ownership of the outstanding common stock by the selling stockholders, consisting of:

     o    the shares that the selling stockholders presently hold; and
     o the shares that the selling stockholders may acquire upon exercise of options or warrants,

both before the offering of the shares and as adjusted to reflect the sale of the shares.

     On July 2, 2001, we entered into a conditional commitment letter with Riverdale LLC relating to acquisition financing loan facility. In connection with the commitment, we issued three series of warrants, Series IA, IB and IC, to purchase up to an aggregate of 4,000,000 shares of our common stock for an aggregate purchase price of $24 million. 1,000,000 shares of our common stock are subject to Series IA warrants, 1,000,000 shares of our common stock are subject to Series IB warrants and 2,000,000 shares of our common stock are subject to Series IC warrants. The warrants are exercisable from July 2, 2001 through July 1, 2005 at an exercise price equal to $2.00 for Series IA, $4.00 for Series IB and $9.00 for Series IC (subject to certain adjustments). In connection with the commitment, Ramy El-Batrawi, our chairman and chief executive officer, granted two series of options to Riverdale LLC. Upon exercise of Series IA options, Riverdale LLC has the right to purchase 1,000,000 shares of our common stock held by Mr. El-Batrawi at an exercise price of $2.00 per share and, upon exercise of Series IB options, Riverdale LLC has the right to purchase 500,000 shares of our common stock held by Mr. El-Batrawi at an exercise price of $4.00 per share. In connection with the issuance of the warrants, we entered into a registration rights agreement with the Riverdale LLC, pursuant to which we are registering the number of shares of common stock currently underlying the options and the warrants. Riverdale LLC is entitled to certain liquidated damages and redemption rights in connection with certain defaults under the registration rights agreement.

     To reduce the dilutive effect on existing stockholders, Mr. El-Batrawi and Ultimate Holdings, Ltd., a principal stockholder, granted options to us to acquire a total of 3,000,000 shares of common stock, 1,000,000 shares at an exercise prices of $2.00 and 2,000,000 shares at an exercise price of $9.00 per share. These options are exercisable if Riverdale LLC exercises the corresponding series of warrants issued by us. If Riverdale LLC exercises all of the warrants issued by us and we exercise all of the options issued to us, we will have issued a net of 1,000,000 shares at $4.00 per share.

     We have agreed to initially register 6,467,740 shares for resale by the selling stockholders. Of those shares, up to 5,500,000 being offered by the selling stockholders were or will be acquired from us or Mr. El-Batrawi as follows:

     o Warrants--4,000,000 shares upon exercise of warrants issued pursuant to a warrant agreement by and between us and Riverdale LLC dated July 2, 2001.

     o Options--1,500,000 shares upon exercise of options issued pursuant to an option agreement by and between Ramy El-Batrawi and Riverdale LLC dated July 2, 2001.

     The remaining 967,740 shares were issued to Viacom Outdoor, Inc. on July 31, 2001 when Viacom Outdoor exercised the warrants issued to them under the terms of a Securities Purchase Agreement between Viacom Outdoor and us dated June 30, 2000.

     Each selling stockholder that purchased securities from us in these transactions represented to us that it was acquiring the securities and would acquire the shares of common stock for its own account and with no present intention of distributing any of the shares except pursuant to this prospectus or sales exempt from the registration requirements of the Securities Act. Under our agreements with the selling stockholders, we filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, the Pacific Exchange or the Frankfurt Stock Exchange or in privately negotiated transactions. We have agreed to use our best efforts to keep the registration statement effective until the date on which all securities covered in the registration statement are eligible for sale without limitations as to volume pursuant to Rule 144, or the date on which all securities covered by the registration statement have been sold and the distribution contemplated thereby has been completed.

     The selling stockholders have not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of the common stock, debentures or warrants or options. We may amend or supplement this prospectus from time to time to update this disclosure.

     The number of shares being offered by this prospectus as set forth in the following table represents the specified number of shares that may be sold by the selling stockholders under this prospectus. However, under Rule 416 under the Securities Act, the registration statement of which this prospectus is a part will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in our number of outstanding shares of common stock.

     The numbers set forth in the following table assume that the selling stockholders will sell all of their shares offered by this prospectus to unaffiliated third parties under this prospectus. The selling stockholders may sell all or part of or none of their shares.

                                                           Shares Issuable
                                         Shares            Upon Presently                               Beneficial
                                      Beneficially         Convertible or           Shares           Ownership After
                                      Owned Prior            Exercisable             Being               Offering
     Selling Stockholders             to Offering            Securities             Offered
                                                             Included in                           --------------------
                                                                Total                               Number     Percent
-------------------------------       -------------       ------------------      ------------     --------    --------
Riverdale LLC...............             5,500,000                5,500,000         5,500,000          0          0
Viacom Outdoor, Inc. .......               967,740                        0           967,740          0          0
Total.......................             6,467,740                5,500,000         6,467,740          0          0

                              PLAN OF DISTRIBUTION

     The shares are being offered on behalf of the selling stockholders. Subject to the contractual restrictions described below, the shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     Subject to contractual restrictions, the sale of the shares may be affected in one or more of the following methods:

     o    ordinary brokers' transactions, which may include long or short sales;
     o transactions involving cross or block trades or otherwise on the Nasdaq National Market, the Pacific Exchange or the Frankfurt Stock Exchange;
     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;
     o "at the market" to or through market makers or into an existing market for the shares;
     o in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;
     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     o    in privately negotiated transactions not involving a broker-dealer; or
     o any combination of the foregoing, or by any other legally available means.

     In addition, upon expiration of the restricted period agreed to between the company and Riverdale, Riverdale or its successors in interest may, after the effective date of the registration statement of which this prospectus is a part, enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. Riverdale may, upon expiration of the restricted period and after the effective date of the registration statement of which this prospectus is a part, also engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered in this prospectus in connection with such transactions. Riverdale and its successors in interest may, upon expiration of the restricted period and after the effective date of the registration statement of which this prospectus is a part, also enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the shares, which shares may be resold thereafter under this prospectus. The selling stockholders may also sell the shares in exempt transactions under Rule 144, to the extent that exemption is available.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of that compensation. We know of no existing arrangements between any selling stockholders, and any other stockholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

     We have advised the selling stockholders of the anti-manipulation rules of Regulation M under the Exchange Act in connection with a distribution of securities. In addition, we will make copies of this prospectus available to the selling stockholders and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Each of the selling stockholders has agreed to contractual restrictions concerning the distribution of shares. Riverdale has agreed not to offer, sell, transfer, pledge, hypothecate, contract to sell, grant any option for the sale of shares or otherwise dispose of, directly or indirectly, any of the shares until after the end of an agreed restricted period, the latest date for which would terminate July 2, 2002. Viacom Outdoor has agreed that it will not, at any time, engage in any short sales under certain conditions and certain type of pledges involving the company's shares. We have also agreed to indemnify the selling stockholders and any person controlling those selling stockholders against certain liabilities, including liabilities under the Securities Act. Those selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until all the shares are sold by the selling stockholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by Michel S. Tamer, Esq., our general counsel.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, and all related schedules, have been incorporated by reference in the registration statement in reliance upon the report of Singer Lewak Greenbaum & Goldstein, LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     o The Annual Report on Form 10-K for the period ended December 31, 2000 filed with the Commission on April 16, 2001.

     o    Amendment No. 1 on Form 10-K/A filed with the  Commission on April 30,
          2001.

     o    Amendment  No. 2 on Form 10-K/A filed with the  Commission  on May 25,
          2001.

     o The Current Report on Form 8-K dated June 29, 2001 filed with the Commission on July 2, 2001.

     o The Current Report on Form 8-K dated June 29, 2001 filed with the Commission on July 2, 2001.

     o The Current Report on Form 8-K/A dated June 29, 2001 filed with the Commission on July 5, 2001.

     o The Current Report on Form 8-K dated August 30, 2001 filed with the Commission on August 31, 2001.


     You may request free copies of these filings by writing or calling us at:

                             GenesisIntermedia, Inc.
                       5805 Sepulveda Boulevard, 8th Floor
                           Van Nuys, California 91411
                                 (818) 902-4100
                            Attn: Investor Relations

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy these reports, proxy materials and other information at:

       Securities & Exchange                  Regional Office of SEC
           Commission                       500 West Madison Street
     Public Reference Room                        Suite 1400
     450 Fifth Street, N.W.                  Chicago, IL 60661-2511
       New York, NY 10048

     You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's Internet web site at http://www.sec.gov. You may also visit our web site at http:\\www.genesisintermedia.com.

No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by GenesisIntermedia, Inc. or any selling stockholders. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy securities in any circumstances in which an offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any date subsequent to its date.




                                TABLE OF CONTENTS

                                              PAGE


Company................................        2
Risk Factors...........................        3
Information Regarding
Forward-Looking Statements.............        6
Use of Proceeds........................        6
Selling Stockholders...................        6
Plan of Distribution...................        8
Legal Matters..........................        9
Experts................................        9
Information Incorporated By
    Reference..........................        9
Where You Can Find More
    Information........................       10




                             GENESISINTERMEDIA, INC.


                                6,467,740 SHARES


                                  COMMON STOCK



                                   PROSPECTUS



                                __________, 2001

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other expenses of issuance and distribution.

     The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby. All expenses other than the SEC registration fee, the Nasdaq National Market, and the Pacific Exchange listing fee are estimates.

     SEC registration fee.............................  $    14,682
     Nasdaq National Market listing fee...............       17,500
     Pacific Exchange listing fee.....................        7,500
     Accounting fees and expenses.....................       10,000
     Legal fees and expenses..........................       20,000
     Printing expenses................................        2,000
     Miscellaneous....................................        5,000
                                                           -----------
      TOTAL...........................................  $    76,682

Item 15.   Indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains such a provision.

     Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     Section 145 of the Delaware Law provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's Certificate of Incorporation and the indemnification provision included in the Registrant's Bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has purchased directors and officers insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Index to Exhibits at page II-4.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)For determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on September 24, 2001.

                                        GenesisIntermedia, Inc.


                                        By:   /s/ Ramy El-Batrawi
                                           -------------------------------
                                            Ramy El-Batrawi
                                            Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Ramy El-Batrawi and Douglas E. Jacboson, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any registration statements for the same offering effective upon filing pursuant to Rule 462(b), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with such registration statements, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                       Title                                Date
        ------------                                    --------                           ----------

/s/ Ramy El-Batrawi
_____________________________          Chief Executive Officer, Chairman               September 24, 2001
Ramy El-Batrawi

/s/ Douglas E. Jacobson
_____________________________  Chief Financial Officer, Director (Principal            September 24, 2001
Douglas E. Jacobson                          Financial and Accounting Officer) and
                                                     Secretary
/s/ Stephen A. Weber
______________________________                     Director                            September 24, 2001
Stephen A. Weber


______________________________                     Director                            September __, 2001
George W. Heyworth


______________________________                     Director                            September __, 2001
Michael Roy Fugler

                                INDEX TO EXHIBITS
 Exhibit
 Number            Description
----------        ---------------
   10.1           Conditional Commitment Letter by and among the Registrant,
                  Riverdale LLC, Ramy El-Batrawi and Ultimate Holdings, Ltd.
                  dated July 2, 2001(1)
   10.2           Warrant Agreement entered into by and between the Registrant and Riverdale LLC dated July 2, 2001(1)
   10.3           Registration Rights Agreement by and between the Registrant and Riverdale LLC dated July 2, 2001(1)
   10.4           Amended and Restated Option Agreement entered into by and
                  between Ramy El-Batrawi and Riverdale LLC dated
                  September 10, 2001*
   10.5           Securities Purchase Agreement by and between the Registrant and Viacom Outdoor, Inc. dated June 30, 2000(2)
   10.6           Option Agreement dated July 2, 2001 between Ramy El-Batrawi and the Registrant(3)
   10.7           Option Agreement dated July 2, 2001 between Ultimate
                  Holdings, Ltd. and the Registrant(3)
   10.8           Amended and Restated Escrow Agreement dated July 26, 2001 by and between Riverdale LLC, Ramy El-Batrawi, the Registrant and
                  Wilmington Trust FSB*
    5.1           Opinion of counsel*
   23.1           Consent of Singer Lewak Greenbaum & Goldstein, LLP*

  ----------
* Filed herewith

(1) Incorporated by reference to the Exhibits to the Report on Form 8-K filed by the Registrant on July 2, 2001. (Commission File No.: 001-15029)

(2) Incorporated by reference to the Annual Report on Form 10-K for the period ended December 31, 2000 filed with the Commission on April 16, 2001. (Commission File No.: 001-15029)

(3) Incorporated by reference to the Exhibits to the Report on Form 8-K/A filed by the Registrant on July 5, 2001. (Commission File No.; 001-15029)